Exhibit 3.3
MONROE CAPITAL INCOME PLUS CORPORATION
ARTICLES OF AMENDMENT
MONROE CAPITAL INCOME PLUS CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend its articles of amendment and restatement (the “Articles”) as currently in effect as hereafter set forth.

SECOND: The Articles shall be and hereby are amended by deleting the existing Section 5.1, as amended, in its entirety and substituting in lieu thereof a new Section 5.1 which reads as follows:

Section 5.1 Authorized Shares. The Corporation has authority to issue 600,000,000 shares of stock, initially consisting of 600,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $600,000. If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article V, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: The foregoing amendment of the Articles was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without any action by the stockholders of the Corporation.

FOURTH: The Corporation has only one class of stock.

FIFTH: Immediately prior to the foregoing amendment of the Articles, the Corporation had authority to issue 300,000,000 shares of common stock, $0.001 par value per share, and the aggregate par value of all authorized shares of stock having a par value was $300,000.

SIXTH: Pursuant to the foregoing amendment of the Articles, the Corporation has the authority to issue 600,000,000 shares of common stock, $0.001 par value per share, and the aggregate par value of all authorized shares of stock having a par value is $600,000.

SEVENTH: The undersigned President and Chief Executive Officer acknowledges, in the name and on behalf of the Corporation, these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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    IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary on August 6, 2025.

ATTEST:                MONROE CAPITAL INCOME PLUS CORPORATION

___/s/ Lewis M. Solimene_______    By:____ /s/ Theodore L. Koenig________________
Lewis M. Solimene    Theodore L. Koenig
Chief Financial Officer,     President and
Chief Investment Officer and    Chief Executive Officer
Corporate Secretary

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